Exhibit 99.1

Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

CARDICA ANNOUNCES FISCAL 2012 FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS

REDWOOD CITY, Calif. – August 2, 2012 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal fourth quarter and year ended June 30, 2012. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Daylight Time to discuss the financial results and provide an update on the company’s business.

“We continue to gain experience and feedback for our MicroCutter XCHANGE™ 30, as more than 30 surgeons at six hospitals across Germany have used the device to successfully complete  a wide variety of surgical procedures,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “Having incorporated feedback and suggestions from surgeons into the design and functionality of this product, which is substantially smaller than conventional stapling devices, we have resumed the European clinical study and plan to begin booking commercial sales in the second half of 2012.”

Recent Highlights and Accomplishments

·
Completed over 250 deployments in more than 80 procedures with the XCHANGE 30 device prior to resuming the clinical trial in Europe including procedures such as appendectomies, vascular transections, intestinal and lung resections;

·	Resumed the European clinical trial for the MicroCutter cutting/stapling device and to date have enrolled 10 patients at four centers throughout Germany;
·	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 28,500 units, with 1,212 units shipped in the fiscal 2012 fourth quarter; and,
·	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 13,100, with 182 units shipped in the fiscal 2012 fourth quarter.

Fiscal 2012 Fourth Quarter and Year Ended June 30, 2012 Financial Results
Total product sales were approximately $0.8 million for the fiscal 2012 fourth quarter compared to $0.9 million for the same period of 2011. License and development revenue was $84,000 for both the fiscal 2012 and fiscal 2011 fourth quarters. License and development revenue for both periods was related to the August 2010 agreement with Intuitive Surgical. Total net revenue was approximately $0.9 million for fiscal 2012 fourth quarter compared to $1.1 million for the fiscal 2011 fourth quarter.

Cost of product sales was approximately $0.8 million for both the fiscal 2012 and fiscal 2011 fourth quarters.

Research and development expenses were approximately $2.2 million for the fiscal 2012 fourth quarter compared to $1.7 million in the same period of fiscal 2011. Selling, general and administrative expenses were $1.5 million for the fiscal 2012 fourth quarter compared to $1.3 million for the same period of fiscal 2011.

The net loss for the fiscal 2012 fourth quarter was approximately $3.6 million, or $0.10 per share, compared with a net loss of approximately $2.8 million, or $0.11 per share, in the fiscal 2011 fourth quarter.

Total net revenue for the fiscal year ended June 30, 2012 was approximately $3.7 million compared to approximately $13.2 million for fiscal 2011. Total net revenue for fiscal 2011 included $9.3 million related to a license agreement with Intuitive Surgical for a royalty-bearing license to Cardica’s “staple-on-a-strip” technology for the field of robotics. Total operating costs and expenses for the fiscal year ended June 30, 2012, were approximately $17.0 million compared to $16.8 million for fiscal 2011. Net loss for fiscal 2012 was approximately $13.6 million, or $0.44 per share, compared to $3.5 million, or $0.14 per share for fiscal 2011.

Cash and short term investments as of June 30, 2012, were approximately $14.6 million compared with $9.3 million at June 30, 2011. As of June 30, 2012, there were approximately 36.5 million shares of common stock outstanding.

Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-788-0540 from the United States and Canada or 857-350-1678 internationally. The conference ID is 88755782. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through August 9, 2012, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 10666482.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 41,500 units throughout the world. In addition, Cardica is developing the Cardica MicroCutter XCHANGE™ 30, a cartridge-based microcutter device with a 5 millimeter shaft diameter, and the Cardica MicroCutter XPRESS™ 30, a true multi-fire laparoscopic stapling device designed to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 30 and XPRESS 30 products require 510(k) review and are not yet commercially available in the U.S.

Forward-Looking Statements
This press release contains "forward-looking statements" including all statements regarding the sales, continued development, regulatory approval and commercialization of products in Cardica’s proposed MicroCutter product line, including the MicroCutter XCHANGE 30, and the timing thereof. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “moving forward,” “intend,” “will,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including that Cardica may not be successful in its efforts to further develop or commercialize the XCHANGE 30; that the European clinical trial may not be completed on schedule, or at all, due to events or difficulties in the development of the microcutter products or otherwise; that Cardica may not initiate commercial sales for the XCHANGE 30 in Calendar 3Q12, or at all; that Cardica may not complete the development of its planned MicroCutter product line on its anticipated timeframe, or at all, due to regulatory, technical, manufacturing or financial difficulties; that Cardica’s current and any future products may never gain any significant degree of market acceptance; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica’s intellectual property rights may not provide adequate protection; that Cardica’s sales, marketing and distribution strategy and capabilities may not be sufficient or successful to maintain sales in the cardiac business; and that general business and economic conditions may impair Cardica’s ability to market and develop products, as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc. Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue
Product sales, net	$844	$949	$3,274	$3,889
License and development revenue	84	84	335	9,277
Royalty revenue	18	20	72	77
Total	946	1,053	3,681	13,243

Operating costs and expenses
Cost of product sales	755	847	3,629	3,350
Research and development	2,210	1,728	7,208	7,495
Selling, general and administrative	1,471	1,293	6,139	5,920
Total operating costs and expenses	4,436	3,868	16,976	16,765

Loss from operations	(3,490)	(2,815)	(13,295)	(3,522)
Interest and other income	4	(17)	8	16
Interest expense	(107)	-	(269)	(11)
Net loss	$(3,593)	$(2,832)	$(13,556)	$(3,517)

Basic and diluted net loss per share	$(0.10)	$(0.11)	$(0.44)	$(0.14)

Shares used in computing basic and diluted net loss per share	36,408	26,545	30,547	25,620

Balance Sheets
(amounts in thousands)

	June 30, 2012	June 30, 2011
Assets	(unaudited)
Cash and cash equivalents	$14,644	$9,325
Accounts receivable	299	327
Inventories	585	840
Other assets	2,622	978
Total assets	$18,150	$11,470

Liabilities and stockholders' equity
Accounts payable and other liabilities	$1,849	$1,494
Deferred revenue	2,390	1,114
Long term debt	2,532	-
Total stockholders' equity	11,379	8,862
Total liabilities and stockholders' equity	$18,150	$11,470